Exhibit 99.1

NewsRelease NYSE: WPZ
Date:           Dec. 6, 2006
Williams Partners L.P. Announces Pricing of Equity Offering
     TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) announced today that it has priced its previously announced offering of its common units at $38.00 per unit. The offering was upsized from 6.9 million common units to 7.0 million common units and is expected to close on Dec. 13.
     The underwriters have been granted a 30-day option to purchase up to an additional 1.5 million common units to cover over-allotments, if any.
     Williams Partners plans to use the net proceeds of the offering to fund a portion of the cash consideration for its planned $1.223 billion acquisition from Williams (NYSE:WMB) of the remaining 74.9 percent interest in Williams Four Corners LLC that the partnership does not own. The acquisition is expected to close concurrently with the offering.
     Williams Partners previously acquired a 25.1 percent interest in Four Corners from Williams in June 2006. Four Corners owns certain natural gas gathering, processing and treating assets in the San Juan Basin in Colorado and New Mexico.
     Lehman Brothers Inc. and Citigroup Global Markets Inc. are the joint book-running managers for the offering. In addition, Merrill Lynch; Wachovia Capital Markets, LLC; Morgan Stanley; UBS Investment Bank; A.G. Edwards & Sons, Inc.; Raymond James & Associates, Inc.; RBC Capital Markets Corporation; and Stifel, Nicolaus & Company acted as co-managers for the offering.
     A copy of the final prospectus associated with this offering – when available – may be obtained from any of the underwriters, including Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY, 11717, fax (631) 254-7268, e-mail Monica_Castillo@adp.com; or Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY, 11220, phone (800) 831-9146.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.